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                                                                     EXHIBIT 5.1



                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                               TEL (202)-637-5600
                               FAX (202) 637-5910

                                February 3, 1999

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas, 12th Floor
New York, New York 10036

Ladies and Gentlemen:

       We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the registration statement (the "Registration Statement") on Form S-3 (File No. 333-67511) of the Company and New Plan Realty Trust, a Massachusetts business trust and a wholly owned subsidiary of the Company (the "Trust"), previously declared effective by the Securities and Exchange Commission relating to the proposed public offering and sale by the Company of its securities from time to time as set forth in a Prospectus which forms a part of the Registration Statement, and as set forth in one or more supplements to such Prospectus. This opinion letter is rendered in connection with the sale of up to $500,000,000 aggregate principal amount of the Company's Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1.     Executed copy of the Registration Statement.

       2. Executed copy of the Indenture dated as of February 3, 1999 (the "Indenture") among the Company, the Trust and State Street Bank and Trust Company (as trustee) (the "Trustee").

       3.     Forms of the Notes, attached as exhibits to the Indenture.
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New Plan Excel Realty Trust, Inc.
February 3, 1999
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       4.     Articles of Amendment and Restatement of Articles of Incorporation
              of the Company, as certified by the State Department of Assessments and Taxation of the State of Maryland (the "Department") on January 22, 1999 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

       5. The Company's by-laws, as amended, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

       6. Executed copy of the Distribution Agreement dated as of February 3, 1999, among the Company, the Trust, Salomon Smith Barney, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley Dean Witter and Prudential Securities Incorporated, relating to the offering of the Notes.

       7. Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent effective as of January 28, 1999 relating to authorization of the Notes and arrangements in connection therewith, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

       In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       For purposes of this opinion letter, we have assumed that (i) the Trust and the Trustee have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trust and the Trustee have duly authorized, executed and delivered the Indenture, (iii) the Trust and the Trustee are validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes valid and binding obligations, enforceable against the Trust and the Trustee in accordance with its terms and
(v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture.
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New Plan Excel Realty Trust, Inc.
February 3, 1999
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       This opinion letter is based as to matters of law solely on (i) the
General Corporation Law of the State of Maryland, as amended, and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New
York), and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as state securities or "blue sky" laws).

       Based upon, subject to and limited by the foregoing, and assuming the due execution and delivery of the Notes, substantially in the forms attached as exhibits to the Company's Current Report on Form 8-K to which this opinion is also an exhibit, we are of the opinion that, following execution, authentication and delivery of the Notes in accordance with the Indenture, the Notes will be binding obligations of the Company, enforceable in accordance with their terms.

                                     * * * *

       The opinion expressed above with respect to the enforceability of the Notes (i) is subject to the exception that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law) and
(ii) shall be understood to mean only that if there is a default in performance of an obligation, (a) if a failure to pay or other damage can be shown and (b) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the immediately preceding clause (i), the court will provide a money damage (or perhaps an injunctive or specific performance) remedy.

       We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing by you of a Current Report on Form 8-K on or about the date of this opinion letter, which Current Report will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
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New Plan Excel Realty Trust, Inc.
February 3, 1999
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       We hereby consent to the filing of this opinion letter as an exhibit to your Current Report on Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement with respect to the offering of the Notes that will constitute a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                              Very truly yours,



                                              /s/ HOGAN & HARTSON L.L.P.
                                              --------------------------
                                              HOGAN & HARTSON L.L.P.